Exhibit(p)(11)

(p)(11)  Code of Ethics (revised) AllianceBernstein L.P.

AllianceBernstein L.P
CODE OF BUSINESS CONDUCT AND ETHICS Updated October 2009

1. Introduction	1
2. The AllianceBernstein Fiduciary Culture	2
3. Compliance with Laws, Rules and Regulations	2
4. Conflicts of Interest / Unlawful Actions	3
5. Insider Trading	4
6. Personal Trading: Summary of Restrictions	4
7. Outside Directorships and Other Outside Activities and Interests	6
(a) Board Member or Trustee	6
(b) Other Affiliations	7
(c) Outside Financial or Business Interests	8
8. Gifts, Entertainment and Inducements	8
9. Dealings with Government Personnel/Foreign Corrupt Practices Act	9
10. Political Contributions/Activities	10
11. “Ethical Wall” Policy	11
12. Use of Client Relationships	12
13. Corporate Opportunities and Resources	12
14. Antitrust and Fair Dealing	12
15. Recordkeeping and Retention	13
16. Improper Influence on Conduct of Audits	13
17. Accuracy of Disclosure	14
18. Confidentiality	14
19. Protection and Proper Use of AllianceBernstein Assets	15
20. Policy on Intellectual Property	15
(a) Overview	15
(b) Employee Responsibilities	16
(c) Company Policies and Practices	16
21. Compliance Practices and Policies of Group Subsidiaries	16
22. Exceptions from the Code	17
23. Regulatory Inquiries, Investigations and Litigation	18
(a) Requests for Information	18
(b) Types of Inquiries	18
(c) Responding to Information Requests	18
(d) Use of Outside Counsel	18
(e) Regulatory Investigation	18
(f) Litigation	19
24. Compliance and Reporting of Misconduct / “Whistleblower” Protection	19
25. Company Ombudsman	19
26. Sanctions	20
27. Annual Certifications	20

PERSONAL TRADING POLICIES AND PROCEDURES
Appendix A
1. Overview	A-1
(a) Introduction	A-1
(b) Definitions	A-1
2. Requirements and Restrictions – All Employees	A-5
(a) General Standards	A-5
(b) Disclosure of Personal Accounts	A-6
(c) Designated Brokerage Accounts	A-6
(d) Pre-Clearance Requirement	A-7
(e) Limitation on the Number of Trades	A-9
(f) Short-Term Trading	A-9
(g) Short Sales	A-10
(h) Trading in AllianceBernstein Units and AB Closed-End Mutual Funds	A-11
(i) Securities Being Considered for Purchase or Sale	A-11
(j) Restricted List	A-13
(k) Dissemination of Research Information	A-13

(l) Initial Public Offerings	A-15
(m) Limited Offerings/Private Placements	A-15
3. Additional Restrictions – Growth, Blend and Fixed Income Portfolio Managers	A-15
(a) Blackout Periods (if exception applies)	A-16
(b) Actions During Blackout Periods	A-16
(c) Transactions Contrary to Client Positions	A-16
4. Additional Restrictions – Bernstein Value Portfolio Management Groups	A-16
(a) Senior Portfolio Managers and Members of the Value Investment Policy Groups	A-16
(b) All Other Members of the Bernstein Value SBU	A-17
(c) Discretionary Accounts	A-17
5. Additional Restrictions – Research Analysts	A-17
(a) Blackout Periods (if exception applies)	A-17
(b) Actions During Blackout Periods	A-18
(c) Actions Contrary to Ratings	A-18
6. Additional Restrictions – Buy-Side Equity Traders	A-18
7. Reporting Requirements	A-18
(a) Duplicate Confirmations and Account Statements	A-18
(b) Initial Holdings Reports by Employees	A-19
(c) Quarterly Reports by Employees	A-19
(d) Annual Holdings Reports by Employees	A-20
(e) Report and Certification of Adequacy to the Board of Directors of Fund Clients	A-20
(f) Report Representations	A-21
(g) Maintenance of Reports	A-21
8. Reporting Requirements for Directors who are not Employees	A-21
(a) Affiliated Directors	A-21
(b) Outside Directors	A-23
(c) Reporting Exceptions	A-23

CODE CERTIFICATION FORM Annual Certification Form
Last Page

1. Introduction

This Code of Business Conduct and Ethics (the “Code”) summarizes the values, principles and business practices that guide our business conduct. The Code establishes a set of basic principles to guide all AllianceBernstein employees (including AllianceBernstein directors and consultants where applicable) regarding the minimum requirements which we are expected to meet. The Code applies to all of our offices worldwide. It is not, however, intended to provide an exhaustive list of all the detailed internal policies and procedures, regulations and legal requirements that may apply to you as an AllianceBernstein employee and/or a representative of one of our regulated subsidiaries.

All individuals subject to the provisions of this Code must conduct themselves in a manner consistent with the requirements and procedures set forth herein. Adherence to the Code is a fundamental condition of service with us, any of our subsidiaries or joint venture entities, or our general partner (the “AllianceBernstein Group”).

AllianceBernstein L.P. (“AllianceBernstein,” “we” or “us”) is a registered investment adviser and acts as investment manager or adviser to registered investment companies, institutional investment clients, employee benefit trusts, high net worth individuals and other types of investment advisory clients. In this capacity, we serve as fiduciaries. The fiduciary relationship mandates adherence to the highest standards of conduct and integrity.

Personnel acting in a fiduciary capacity must carry out their duties for the exclusive benefit of our clients. Consistent with this fiduciary duty, the interests of clients take priority over the personal investment objectives and other personal interests of AllianceBernstein personnel Accordingly:

•

Employees must work to mitigate or eliminate any conflict, or appearance of conflict, between the self-interest of any individual covered under the Code and his or her responsibility to our clients, or to AllianceBernstein and its unitholders.

•	Employees must never improperly use their position with AllianceBernstein for personal gain to themselves, their family or any other person.

The Code is intended to comply with Rule 17j-1 under the (U.S.) Investment Company Act of 1940 (the “1940 Act”) which applies to us because we serve as an investment adviser to registered investment companies. Rule 17j-1 specifically requires us to adopt a code of ethics that contains provisions reasonably necessary to prevent our “access persons” (as defined herein) from engaging in fraudulent conduct, including insider trading. In addition, the Code is intended to comply with the provisions of the (U.S.) Investment Advisers Act of 1940 (the “Advisers Act”), including Rule 204A-1, which requires registered investment advisers to adopt and enforce codes of ethics applicable to their supervised persons. Finally, the Code is intended to comply with Section 303A.10 of the New York Stock Exchange (“NYSE”) Listed Company Manual, which applies to us because the units of AllianceBernstein Holding L.P. (“AllianceBernstein Holding”) are traded on the NYSE.

Additionally, certain entities within the AllianceBernstein Group, such as Sanford C. Bernstein & Co., LLC and Sanford C. Bernstein Limited, have adopted supplemental codes of ethics to address specific regulatory requirements applicable to them. All employees are obligated to determine if any of these codes are applicable to them, and abide by such codes as appropriate.

2. The AllianceBernstein Fiduciary Culture

The primary objective of AllianceBernstein’s business is to provide value, through investment advisory and other financial services, to a wide range of clients, including governments, corporations, financial institutions, high net worth individuals and pension funds.

AllianceBernstein requires that all dealings with, and on behalf of existing and prospective clients be handled with honesty, integrity and high ethical standards, and that such dealings adhere to the letter and the spirit of applicable laws, regulations and contractual guidelines. As a general matter, AllianceBernstein is a fiduciary that owes its clients a duty of undivided loyalty, and each employee has a responsibility to act in a manner consistent with this duty.

When dealing with or on behalf of a client, every employee must act solely in the best interests of that client. In addition, various comprehensive statutory and regulatory structures such as the 1940 Act, the Advisers Act and ERISA, the Employee Retirement Income Security Act, all impose specific responsibilities governing the behavior of personnel in carrying out their responsibilities. AllianceBernstein and its employees must comply fully with these rules and regulations. Legal and Compliance Department personnel are available to assist employees in meeting these requirements.

All employees are expected to adhere to the high standards associated with our fiduciary duty, including care and loyalty to clients, competency, diligence and thoroughness, and trust and accountability. Further, all employees must actively work to avoid the possibility that the advice or services we provide to clients is, or gives the appearance of being, based on the self-interests of AllianceBernstein or its employees and not the clients’ best interests.

Our fiduciary responsibilities apply to a broad range of investment and related activities, including sales and marketing, portfolio management, securities trading, allocation of investment opportunities, client service, operations support, performance measurement and reporting, new product development as well as your personal investing activities. These obligations include the duty to avoid material conflicts of interest (and, if this is not possible, to provide full and fair disclosure to clients in communications), to keep accurate books and records, and to supervise personnel appropriately. These concepts are further described in the Sections that follow.

3. Compliance with Laws, Rules and Regulations

AllianceBernstein has a long-standing commitment to conduct its business in compliance with applicable laws and regulations and in accordance with the highest ethical principles. This commitment helps ensure our reputation for honesty, quality and integrity. All individuals subject to the Code are required to comply with all such laws and regulations. All U.S. employees, as well as non-U.S. employees who act on behalf of U.S. clients or funds, are required to comply with the U.S. federal securities laws. These laws include, but are not limited to, the 1940 Act, the Advisers Act, ERISA, the Securities Act of 1933 (“Securities Act”), the Securities Exchange Act of 1934 (“Exchange Act”), the Sarbanes-Oxley Act of 2002, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to our activities, and any rules adopted thereunder by the Securities and Exchange Commission (“SEC”), Department of the Treasury or the Department of Justice. As mentioned above, as a listed company, we are also subject to specific rules promulgated by the NYSE. Similarly, our non-US affiliates are subject to additional laws and regulatory mandates in their respective jurisdictions, which must be fully complied with.

4. Conflicts of Interest / Unlawful Actions

A “conflict of interest” exists when a person’s private interests may be contrary to the interests of AllianceBernstein’s clients or to the interests of AllianceBernstein or its unitholders.

A conflict situation can arise when an AllianceBernstein employee takes actions or has interests (business, financial or otherwise) that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may arise, for example, when an AllianceBernstein employee, or a member of his or her family,1 receives improper personal benefits (including personal loans, services, or payment for services that the AllianceBernstein employee performs in the course of AllianceBernstein business) as a result of his or her position at AllianceBernstein, or gains personal enrichment or benefits through access to confidential information. Conflicts may also arise when an AllianceBernstein employee, or a member of his or her family, holds a significant financial interest in a company that does an important amount of business with AllianceBernstein or has outside business interests that may result in divided loyalties or compromise independent judgment. Moreover, conflicts may arise when making securities investments for personal accounts or when determining how to allocate trading opportunities. Additional conflicts of interest are highlighted in the AllianceBernstein Policy and Procedures for Giving and Receiving Gifts and Entertainment, a copy of which can be found on the Legal and Compliance Department intranet site.

Conflicts of interest can arise in many common situations, despite one’s best efforts to avoid them. This Code does not attempt to identify all possible conflicts of interest. Literal compliance with each of the specific procedures will not shield you from liability for personal trading or other conduct that violates your fiduciary duties to our clients. AllianceBernstein employees are encouraged to seek clarification of, and discuss questions about, potential conflicts of interest. If you have questions about a particular situation or become aware of a conflict or potential conflict, you should bring it to the attention of your supervisor, the General Counsel, the Conflicts Officer, the Chief Compliance Officer or a representative of the Legal and Compliance Department or Human Resources.

In addition to the specific prohibitions contained in the Code, you are, of course, subject to a general requirement not to engage in any act or practice that would defraud our clients. This general prohibition (which also applies specifically in connection with the purchase and sale of a Security held or to be acquired or sold, as this phrase is defined in the Appendix) includes:

•	Making any untrue statement of a material fact or employing any device, scheme or artifice to defraud a client;

1 For purposes of this section of the Code, unless otherwise specifically provided, (i) “family” means your spouse/domestic partner, parents, children, siblings, in-laws by marriage (i.e., mother, father, son and/or daughter-in-law) and anyone who shares your home; and (ii) “relative” means your immediate family members and your first cousins.

•

Omitting to state (or failing to provide any information necessary to properly clarify any statements made, in light of the circumstances) a material fact, thereby creating a materially misleading impression;

•	Making investment decisions, changes in research ratings and trading decisions other than exclusively for the benefit of, and in the best interest of, our clients;

•

Using information about investment or trading decisions or changes in research ratings (whether considered, proposed or made) to benefit or avoid economic injury to you or anyone other than our clients;

•

Taking, delaying or omitting to take any action with respect to any research recommendation, report or rating or any investment or trading decision for a client in order to avoid economic injury to you or anyone other than our clients;

•

Purchasing or selling a security on the basis of knowledge of a possible trade by or for a client with the intent of personally profiting from personal holdings in the same or related securities (“front-running” or “scalping”);

•

Revealing to any other person (except in the normal course of your duties on behalf of a client) any information regarding securities transactions by any client or the consideration by any client of any such securities transactions; or

•	Engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on a client or engaging in any manipulative practice with respect to any client.

5. Insider Trading

There are instances where AllianceBernstein employees may have confidential “inside” information about AllianceBernstein or its affiliates, or about a company with which we do business, or about a company in which we may invest on behalf of clients that is not known to the investing public. AllianceBernstein employees must maintain the confidentiality of such information. If a reasonable investor would consider this information important in reaching an investment decision, the AllianceBernstein employee with this information must not buy or sell securities of any of the companies in question or give this information to another person who trades in such securities. This rule is very important, and AllianceBernstein has adopted the following three specific policies that address it: Policy and Procedures Concerning Purchases and Sales of AllianceBernstein Units, Policy and Procedures Concerning Purchases and Sales of AllianceBernstein Closed-End Mutual Funds, and Policy and Procedures Regarding Insider Trading and Control of Material Nonpublic Information (collectively, the “AllianceBernstein Insider Trading Policies”). A copy of the AllianceBernstein Insider Trading Policies may be found on the Legal and Compliance Department intranet site. All AllianceBernstein employees are required to be familiar with these policies2 and to abide by them.

6. Personal Trading: Summary of Restrictions

AllianceBernstein recognizes the importance to its employees of being able to manage and develop their own and their dependents’ financial resources through long-term investments and strategies.

2 The subject of insider trading will be covered in various Compliance training programs and materials.

However, because of the potential conflicts of interest inherent in our business, our industry and AllianceBernstein have implemented certain standards and limitations designed to minimize these conflicts and help ensure that we focus on meeting our duties as a fiduciary for our clients. As a general matter, AllianceBernstein discourages personal investments by employees in individual securities and encourages personal investments in managed collective vehicles, such as mutual funds.

AllianceBernstein senior management believes it is important for employees to align their own personal interests with the interests of our clients. Consequently, employees are encouraged to invest in the mutual fund products and services offered by AllianceBernstein, where available and appropriate.

The policies and procedures for personal trading are set forth in full detail in the AllianceBernstein Personal Trading Policies and Procedures, included in the Code as Appendix A. The following is a summary of the major requirements and restrictions that apply to personal trading by employees, their immediate family members and other financial dependents:

•	Employees must disclose all of their securities accounts to the Legal and Compliance Department;

•	Employees may maintain securities accounts only at specified designated broker-dealers;

•

Employees must pre-clear all securities trades with the Legal and Compliance Department (via the StarCompliance Code of Ethics application) prior to placing trades with their broker-dealer (prior supervisory approval is required for portfolio managers, research analysts, traders, persons with access to AllianceBernstein research, and others designated by the Legal and Compliance Department);

•	Employees may only make five trades in individual securities during any rolling thirty calendar-day period;

•

Employee purchases of individual securities, ETFs, ETNs, and closed-end mutual funds (as well as AllianceBernstein managed open-end funds) are subject to a 90-day holding period (6 months for AllianceBernstein Japan Ltd.);

•	Employees may not engage in short-term trading of a mutual fund in violation of that fund’s short-term trading policies;

•	Employees may not participate in initial public offerings;

•	Employees must get written approval, and make certain representations, in order to participate in limited or private offerings;

•	Employees must submit initial and annual holding reports, disclosing all securities and holdings in mutual funds managed by AllianceBernstein held in personal accounts;

•	Employees must, on a quarterly basis, submit or confirm reports identifying all transactions in securities (and mutual funds managed by AllianceBernstein) in personal accounts;

•	The Legal and Compliance Department has the authority to deny:

a.

Any personal trade by an employee if the security is being considered for purchase or sale in a client account, there are open orders for the security on a trading desk, or the security appears on any AllianceBernstein restricted list;

b.	Any short sale by an employee for a personal account if the security is being held long in AllianceBernstein - managed portfolios; and

c.	Any personal trade by a portfolio manager or research analyst in a security that is subject to a blackout period as a result of client portfolio trading or recommendations to clients.

•

Separate requirements and restrictions apply to Directors who are not employees of AllianceBernstein, as explained in further detail in the AllianceBernstein Personal Trading Policies and Procedures, Appendix A of this document.

This summary should not be considered a substitute for reading, understanding and complying with the detailed restrictions and requirements that appear in the AllianceBernstein Personal Trading Policies and Procedures, included as Appendix A to the Code.

7. Outside Directorships and Other Outside Activities and Interests

Although activities outside of AllianceBernstein are not necessarily a conflict of interest, a conflict may exist depending upon your position within AllianceBernstein and AllianceBernstein’s relationship with the particular activity in question. Outside activities may also create a potential conflict of interest if they cause an AllianceBernstein employee to choose between that interest and the interests of AllianceBernstein or any client of AllianceBernstein. AllianceBernstein recognizes that the guidelines in this Section are not applicable to directors of AllianceBernstein who do not also serve in management positions within AllianceBernstein (“Outside Directors”).

Important Note for Research Analysts: Notwithstanding the standards and prohibitions that follow in this section, any Employee who acts in the capacity of a research analyst is prohibited from serving on any board of directors or trustees or in any other capacity with respect to any company, public or private, whose business is directly or indirectly related to the industry covered by that research analyst.

          (a) Board Member or Trustee

i.	No AllianceBernstein employee shall serve on any board of directors or trustees or in any other management capacity of any unaffiliated public company.

ii

No AllianceBernstein employee shall serve on any board of directors or trustees or in any other management capacity of any private company without prior written approval (other than not-for-profit organizations) from the employee’s supervisor.3 After obtaining supervisory approval, the employee must obtain written authorization from

3 No approval is required to serve as a trustee/board member of not-for-profit organizations such as religious organizations, foundations, educational institutions, co-ops, private clubs etc., provided that the organization has not issued, and does not have future plans to issue, publicly held securities, including debt obligations. Indeed, AllianceBernstein recognizes that its employees often engage in community service in their local communities and engage in a variety of charitable activities, and it commends such service. However, it is the duty of every AllianceBernstein employee to ensure that all outside activities, even charitable or pro bono activities, do not constitute a conflict of interest or are not otherwise inconsistent with employment by AllianceBernstein. Accordingly, although no approval is required, each employee must use his/her best efforts to ensure that the organization does not use the employee’s affiliation with AllianceBernstein, including his/her corporate title, in any promotional (other than a “bio” section) or fund raising activities, or to advance a specific mission or agenda of the entity. Such positions also must be reported to the firm pursuant to other periodic requests for information (e.g., the AllianceBernstein 10-K questionnaire).

AllianceBernstein’s Chief Compliance Officer who will provide final approval. This approval is also subject to review by, and may require the approval of, AllianceBernstein’s Chief Executive Officer. The decision as to whether to grant such authorization will be based on a determination that such service would not be inconsistent with the interests of any client, as well as an analysis of the time commitment and potential personal liabilities and responsibilities associated with the outside affiliation.4 Any AllianceBernstein employee who serves as a director, trustee or in any other management capacity of any private company must resign that position prior to the company becoming a publicly traded company.

iii.

This approval requirement applies regardless of whether an AllianceBernstein employee plans to serve as a director of an outside business organization (1) in a personal capacity or (2) as a representative of AllianceBernstein or of an entity within the AllianceBernstein Group holding a corporate board seat on the outside organization (e.g., where AllianceBernstein or its clients may have a significant but non-controlling equity interest in the outside company).

iv.

New employees with pre-existing relationships are required to resign from the boards of public companies and seek and obtain the required approvals to continue to serve on the boards of private companies.

            (b) Other Affiliations

AllianceBernstein discourages employees from committing to secondary employment, particularly if it poses any conflict in meeting the employee’s ability to satisfactorily meet all job requirements and business needs. Before an AllianceBernstein employee accepts a second job, that employee must:

•	Immediately inform his or her Department Head and Human Resources in writing of the secondary employment;

•	Ensure that AllianceBernstein’s business takes priority over the secondary employment;

•	Ensure that no conflict of interest exists between AllianceBernstein’s business and the secondary employment (see also, footnote 4); and

•	Require no special accommodation for late arrivals, early departures, or other special requests associated with the secondary employment.

For employees associated with any of AllianceBernstein’s registered broker-dealer subsidiaries, written approval of the Chief Compliance Officer for the subsidiary is also required.5 New employees with pre-existing relationships are required to ensure that their affiliations conform to these restrictions, and must obtain the requisite approvals.

4 Such authorization requires an agreement on the part of the employee to not hold him or herself out as acting on behalf of AllianceBernstein (or any affiliate) and to use best efforts to ensure that AllianceBernstein’s name (or that of any AllianceBernstein affiliated company) is not used in connection with the proposed affiliation (other than in a “bio” section), and in particular, activities relating to fund raising or to the advancement of a specific entity mission or agenda.

5 In the case of AllianceBernstein subsidiaries that are holding companies for consolidated subgroups, unless otherwise specified by the holding company’s Chief Executive Officer, this approval may be granted by the Chief Executive Officer or Chief Financial Officer of each subsidiary or business unit with such a consolidated subgroup.

          (c) Outside Financial or Business Interests

AllianceBernstein employees should be cautious with respect to personal investments that may lead to conflicts of interest or raise the appearance of a conflict. Conflicts of interest in this context may arise in cases where an AllianceBernstein employee, a member of his or her family, or a close personal acquaintance, holds a substantial interest in a company that has significant dealings with AllianceBernstein or any of its subsidiaries either on a recurring or “one-off” basis. For example, holding a substantial interest in a family-controlled or other privately-held company that does business with, or competes against, AllianceBernstein or any of its subsidiaries may give rise to a conflict of interest or the appearance of a conflict. In contrast, holding shares in a widely-held public company that does business with AllianceBernstein from time to time may not raise the same types of concerns. Prior to making any such personal investments, AllianceBernstein employees must pre-clear the transaction, in accordance with the Personal Trading Policies and Procedures, attached as Appendix A of this Code, and should consult as appropriate with their supervisor, the Conflicts Officer, General Counsel, Chief Compliance Officer or other representative of the Legal and Compliance Department.

AllianceBernstein employees should also be cautious with respect to outside business interests that may create divided loyalties, divert substantial amounts of their time and/or compromise their independent judgment. If a conflict of interest situation arises, you should report it to your supervisor, the Conflicts Officer, General Counsel, Chief Compliance Officer and/or other representative of AllianceBernstein’s Human Resources or Legal and Compliance Department. Business transactions that benefit relatives or close personal friends, such as awarding a service contract to them or a company in which they have a controlling or other significant interest, may also create a conflict of interest or the appearance of a conflict. AllianceBernstein employees must consult their supervisor and/or the Conflicts Officer, General Counsel, Chief Compliance Officer or other representative of AllianceBernstein’s Human Resources or Legal and Compliance Department before entering into any such transaction. New employees that have outside financial or business interests (as described herein) should report them as required and bring them to the attention of their supervisor immediately.

8. Gifts, Entertainment and Inducements

Business gifts and entertainment are designed to build goodwill and sound working relationships among business partners. However, under certain circumstances, gifts, entertainment, favors, benefits, and/or job offers may be attempts to “purchase” favorable treatment. Accepting or offering such inducements could raise doubts about an AllianceBernstein employee’s ability to make independent business judgments in our clients’ or AllianceBernstein’s best interests. For example, a problem would arise if (i) the receipt by an AllianceBernstein employee of a gift, entertainment or other inducement would compromise, or could be reasonably viewed as compromising, that individual’s ability to make objective and fair business decisions on behalf of AllianceBernstein or its clients, or (ii) the offering by an AllianceBernstein employee of a gift, entertainment or other inducement appears to be an attempt to obtain business through improper means or to gain any special advantage in our business relationships through improper means.

These situations can arise in many different circumstances (including with current or prospective suppliers and clients) and AllianceBernstein employees should keep in mind that certain types of inducements may constitute illegal bribes, pay-offs or kickbacks. In particular, the rules of various securities regulators place specific constraints on the activities of persons involved in the sales and marketing of securities. AllianceBernstein has adopted the Policy and Procedures for Giving and Receiving Gifts and Entertainment to address these and other matters. AllianceBernstein Employees must familiarize themselves with this policy and comply with its requirements, which include reporting the acceptance of most business meals, gifts and entertainment to the Compliance Department. A copy of this policy can be found on the Legal and Compliance Department intranet site, and will be supplied by the Compliance Department upon request.

Each AllianceBernstein employee must use good judgment to ensure there is no violation of these principles. If you have any question or uncertainty about whether any gifts, entertainment or other type of inducements are appropriate, please contact your supervisor or a representative of AllianceBernstein’s Legal and Compliance Department and/or the Conflicts Officer, as appropriate. If you feel uncomfortable utilizing the normal channels, issues may be brought to the attention of the Company Ombudsman, who is an independent, informal and confidential resource for concerns about AllianceBernstein business matters that may implicate issues of ethics or questionable practices. Please see Section 25 for additional information on the Company Ombudsman.

9. Dealings with Government Personnel/Foreign Corrupt Practices Act

AllianceBernstein employees should be aware that practices that may be acceptable in the commercial business environment (such as providing certain transportation, business meals, entertainment and other things of nominal value), may be entirely unacceptable and even illegal when they relate to government employees or others who act on a government’s behalf. Therefore, you must be aware of and adhere to the relevant laws and regulations governing relations between government employees and customers and suppliers in every country where you conduct business.

No AllianceBernstein employee may give money or gifts to any official or any employee of a governmental entity if doing so could reasonably be construed as having any inappropriate connection with AllianceBernstein’s business relationship. Such actions are prohibited by law in many jurisdictions. It is the responsibility of all AllianceBernstein employees to adhere to the laws and regulations applicable in the jurisdictions where they do business.

We expect all AllianceBernstein employees to refuse to make questionable payments. Any proposed payment or gift to a government official must be reviewed in advance by a representative of the Legal and Compliance Department, even if such payment is common in the country of payment (see discussion on Foreign Corrupt Practices Act below). AllianceBernstein employees should be aware that they do not actually have to make the payment to violate AllianceBernstein’s policy and the law — merely offering, promising or authorizing it will be considered a violation of this Code.

In order to ensure that AllianceBernstein fully complies with the requirements of the U.S. Foreign Corrupt Practices Act (the “FCPA”) and applicable international laws regulating payments to non-U.S. public officials, candidates and political parties, employees must be familiar with the firm’s Anti-Corruption Policy. Briefly, the FCPA makes it illegal (with civil and criminal penalties) for AllianceBernstein and/or its employees and agents, to pay bribes to non-U.S. officials for the purpose of obtaining or keeping business (which can include securing government licenses and permits) or securing an improper business advantage. Accordingly, the use of AllianceBernstein funds or assets (or those of any third party) paid directly or through another person or company for any illegal, improper or corrupt purpose is strictly prohibited.

General Rule: Under no circumstances shall any AllianceBernstein persons offer, promise or authorize any payment or benefit to a non-U.S. official or to any person for the purpose of inducing the official to act or refrain from acting in relation to the performance of his or her official duties, particularly if action or inaction by the official may result in AllianceBernstein obtaining or retaining business or securing an improper business advantage.

It is often difficult to determine at what point a business courtesy extended to another person crosses the line into becoming excessive, and what ultimately could be considered a bribe. Therefore, no entertainment or gifts may be offered, or travel or hotel expenses paid, to any non-U.S. official under any circumstances, without the express prior written approval (e-mail correspondence is acceptable) of the General Counsel, Chief Compliance Officer, or their designees in the Legal and Compliance Department.

10. Political Contributions/Activities

          (a) By or on behalf of AllianceBernstein

Election laws in many jurisdictions generally prohibit political contributions by corporations to candidates. Many local laws also prohibit corporate contributions to local political campaigns. In accordance with these laws, AllianceBernstein does not make direct contributions to any candidates for national or local offices where applicable laws make such contributions illegal. In these cases, contributions to political campaigns must not be, nor appear to be, made with or reimbursed by AllianceBernstein assets or resources. AllianceBernstein assets and resources include (but are not limited to) AllianceBernstein facilities, personnel, office supplies, letterhead, telephones, electronic communication systems and fax machines. This means that AllianceBernstein office facilities may not be used to host receptions or other events for political candidates or parties which include any fund raising activities or solicitations. In limited circumstances, AllianceBernstein office facilities may be used to host events for public office holders as a public service, but only where steps have been taken (such as not providing to the office holder a list of attendees) to avoid the facilitation of fund raising solicitations either during or after the event, and where the event has been pre-approved in writing by the General Counsel or Deputy General Counsel.

Please see the Policy and Procedures for Giving and Receiving Gifts and Entertainment, which can be found on the Legal and Compliance Department intranet site, for a discussion relating to political contributions suggested by clients.

Election laws in many jurisdictions allow corporations to establish and maintain political action or similar committees, which may lawfully make campaign contributions. AllianceBernstein or companies affiliated with AllianceBernstein may establish such committees or other mechanisms through which AllianceBernstein employees may make political contributions, if permitted under the laws of the jurisdictions in which they operate. Any questions about this policy should be directed to the General Counsel or Chief Compliance Officer.

          (b) By Employees

AllianceBernstein employees who hold or seek to hold political office must do so on their own time, whether through vacation, after work hours or on weekends. Additionally, the employee must notify the General Counsel or Chief Compliance Officer prior to running for political office to ensure that there are no conflicts of interest with AllianceBernstein business.

AllianceBernstein employees may make personal political contributions as they see fit in accordance with all applicable laws and the guidelines in the Policy and Procedures for Giving and Receiving Gifts and Entertainment, as well as the pre-clearance requirement as described below. Certain employees involved with the offering or distribution of municipal fund securities (e.g., a “529 Plan”) or acting as a director for certain subsidiaries, must also adhere to the restrictions and reporting requirements of the Municipal Securities Rulemaking Board.

Several (U.S.) states and localities have enacted “pay-to-play” laws. Some of these laws could prohibit AllianceBernstein from entering into a government contract for a certain number of years if a covered employee makes or solicits a covered contribution. Other jurisdictions require AllianceBernstein to report contributions made by certain employees, without the accompanying ban on business. In certain jurisdictions, the laws also cover the activities of the spouse and dependent children of the covered person. In response to these laws, AllianceBernstein has in place a pre-clearance requirement, under which all employees must pre-clear with the Compliance Department, all personal political contributions (including those of their spouses and dependent children) made to, or solicited on behalf of, any (U.S.) state or local candidate or political party.6

6 Please note that the requirement does not apply to contributions to federal candidates — unless the federal candidate is a state or local official at the time (e.g., a state controller who is running for Congress).

11. “Ethical Wall” Policy

AllianceBernstein has established a policy entitled Insider Trading and Control of Material Non-Public Information (“Ethical Wall Policy”), a copy of which can be found on the Legal and Compliance Department intranet site. This policy was established to prevent the flow of material non-public information about a listed company or its securities from AllianceBernstein employees who receive such information in the course of their employment to those AllianceBernstein employees performing investment management activities. If “Ethical Walls” are in place, AllianceBernstein’s investment management activities may continue despite the knowledge of material non-public information by other AllianceBernstein employees involved in different parts of AllianceBernstein’s business. “Investment management activities” involve making, participating in, or obtaining information regarding purchases or sales of securities of public companies or making, or obtaining information about, recommendations with respect to purchases or sales of such securities. Given AllianceBernstein’s extensive investment management activities, it is very important for AllianceBernstein employees to familiarize themselves with AllianceBernstein’s Ethical Wall Policy and abide by it.

12. Use of Client Relationships

As discussed previously, AllianceBernstein owes fiduciary duties to each of our clients. These require that our actions with respect to client assets or vendor relationships be based solely on the clients’ best interests and avoid any appearance of being based on our own self-interest. Therefore, we must avoid using client assets or relationships to inappropriately benefit AllianceBernstein.

Briefly, AllianceBernstein regularly acquires services directly for itself, and indirectly on behalf of its clients (e.g., brokerage, investment research, custody, administration, auditing, accounting, printing and legal services). Using the existence of these relationships to obtain discounts or favorable pricing on items purchased directly for AllianceBernstein or for clients other than those paying for the services may create conflicts of interest. Accordingly, business relationships maintained on behalf of our clients may not be used to leverage pricing for AllianceBernstein when acting for its own account unless all pricing discounts and arrangements are shared ratably with those clients whose existing relationships were used to negotiate the arrangement and the arrangement is otherwise appropriate under relevant legal/regulatory guidelines. For example, when negotiating printing services for the production of AllianceBernstein’s Form 10-K and annual report, we may not ask the proposed vendor to consider the volume of printing business that they may get from AllianceBernstein on behalf of the investment funds we manage when proposing a price. On the other hand, vendor/service provider relationships with AllianceBernstein may be used to leverage pricing on behalf of AllianceBernstein’s clients.

In summary, while efforts made to leverage our buying power are good business, efforts to obtain a benefit for AllianceBernstein as a result of vendor relationships that we structure or maintain on behalf of clients may create conflicts of interest, which should be escalated and addressed.

13. Corporate Opportunities and Resources

AllianceBernstein employees owe a duty to AllianceBernstein to advance the firm’s legitimate interests when the opportunity to do so arises and to use corporate resources exclusively for that purpose. Corporate opportunities and resources must not be taken or used for personal gain. AllianceBernstein Employees are prohibited from:

•	Taking for themselves personally opportunities that are discovered through the use of company property, information or their position;

•	Using company property, information, resources or their company position for personal gain; and

•	Competing with AllianceBernstein directly or indirectly.

Please also refer to the Policy and Procedures for Giving and Receiving Gifts and Entertainment, and its Appendix B, the Code of Conduct Regarding the Purchase of Products and Services on Behalf of AllianceBernstein and its Clients, which can be found on the Legal and Compliance Department intranet site.

14. Antitrust and Fair Dealing

AllianceBernstein believes that the welfare of consumers is best served by economic competition. Our policy is to compete vigorously, aggressively and successfully in today’s increasingly competitive business climate and to do so at all times in compliance with all applicable antitrust, competition and fair dealing laws in all the markets in which we operate. We seek to excel while operating honestly and ethically, never through taking unfair advantage of others. Each AllianceBernstein employee should endeavor to deal fairly with AllianceBernstein’s customers, suppliers, competitors and other AllianceBernstein employees. No one should take unfair advantage through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practices.

The antitrust laws of many jurisdictions are designed to preserve a competitive economy and promote fair and vigorous competition. We are all required to comply with these laws and regulations. AllianceBernstein employees involved in marketing, sales and purchasing, contracts or in discussions with competitors have a particular responsibility to ensure that they understand our standards and are familiar with applicable competition laws. Because these laws are complex and can vary from one jurisdiction to another, AllianceBernstein employees are urged to seek advice from the General Counsel, Chief Compliance Officer or Corporate Secretary if questions arise. Please also refer to the Policy and Procedures for Giving and Receiving Gifts and Entertainment, which can be found on the Legal and Compliance Department intranet site, for a discussion relating to some of these issues.

15. Recordkeeping and Retention

Properly maintaining and retaining company records is of the utmost importance. AllianceBernstein employees are responsible for ensuring that AllianceBernstein’s business records are properly maintained and retained in accordance with applicable laws and regulations in the jurisdictions where it operates. AllianceBernstein Employees should familiarize themselves with these laws and regulations. Please see the Record Retention Policy on the Legal and Compliance intranet site for more information.

16. Improper Influence on Conduct of Audits

AllianceBernstein employees, and persons acting under their direction, are prohibited from taking any action to coerce, manipulate, mislead, hinder, obstruct or fraudulently influence any external auditor, internal auditor or regulator engaged in the performance of an audit or review of AllianceBernstein’s financial statements and/or procedures. AllianceBernstein employees are required to cooperate fully with any such audit or review.

The following is a non-exhaustive list of actions that might constitute improper influence:

•	Offering or paying bribes or other financial incentives to an auditor, including offering future employment or contracts for audit or non-audit services;

•	Knowingly providing an internal or external auditor or regulator with inaccurate or misleading data or information;

•	Threatening to cancel or canceling existing non-audit or audit engagements if the auditor objects to the company’s accounting;

•	Seeking to have a partner or other team member removed from the audit engagement because such person objects to the company’s accounting;

•	Knowingly altering, tampering or destroying company documents;

•	Knowingly withholding pertinent information; or

•	Knowingly providing incomplete information.

Under Sarbanes Oxley Law any false statement — that is, any lie or attempt to deceive an investigator — may result in criminal prosecution.

17. Accuracy of Disclosure

Securities and other laws impose public disclosure requirements on AllianceBernstein and require it to regularly file reports, financial information and make other submissions to various regulators and stock market authorities around the globe. Such reports and submissions must comply with all applicable legal requirements and may not contain misstatements or omit material facts. AllianceBernstein employees who are directly or indirectly involved in preparing such reports and submissions, or who regularly communicate with the press, investors and analysts concerning AllianceBernstein, must ensure within the scope of the employee’s job activities that such reports, submissions and communications are (i) full, fair, timely, accurate and understandable, and (ii) meet applicable legal requirements. This applies to all public disclosures, oral statements, visual presentations, press conferences and media calls concerning AllianceBernstein, its financial performance and similar matters. In addition, members of AllianceBernstein’s Board, executive officers and AllianceBernstein employees who regularly communicate with analysts or actual or potential investors in AllianceBernstein securities are subject to the AllianceBernstein Regulation FD Compliance Policy. A copy of the policy can be found on the Legal and Compliance Department intranet site.

18. Confidentiality

AllianceBernstein employees must maintain the confidentiality of sensitive non-public and other confidential information entrusted to them by AllianceBernstein or its clients and vendors and must not disclose such information to any persons except when disclosure is authorized by AllianceBernstein or mandated by regulation or law. However, disclosure may be made to (1) other AllianceBernstein employees who have a bona-fide “need to know” in connection with their duties, (2) persons outside AllianceBernstein (such as attorneys, accountants or other advisers) who need to know in connection with a specific mandate or engagement from AllianceBernstein or who otherwise have a valid business or legal reason for receiving it and have executed appropriate confidentiality agreements, or (3) regulators pursuant to an appropriate written request (see Section 23).

Confidential information includes all non-public information that might be of use to competitors, or harmful to AllianceBernstein or our clients and vendors, if disclosed. The identity of certain clients may be confidential, as well. Intellectual property (such as confidential product information, trade secrets, patents, trademarks, and copyrights), business, marketing and service plans, databases, records, salary information, unpublished financial data and reports as well as information that joint venture partners, suppliers or customers have entrusted to us are also viewed as confidential information. Please note that the obligation to preserve confidential information continues even after employment with AllianceBernstein ends.

To safeguard confidential information, AllianceBernstein employees should observe at least the following procedures:

•

Special confidentiality arrangements may be required for certain parties, including outside business associates and governmental agencies and trade associations, seeking access to confidential information;

•	Papers relating to non-public matters should be appropriately safeguarded;

•	Appropriate controls for the reception and oversight of visitors to sensitive areas should be implemented and maintained;

•	Document control procedures, such as numbering counterparts and recording their distribution, should be used where appropriate;

•	If an AllianceBernstein employee is out of the office in connection with a material non-public transaction, staff members should use caution in disclosing the AllianceBernstein employee’s location;

•

Sensitive business conversations, whether in person or on the telephone, should be avoided in public places and care should be taken when using portable computers and similar devices in public places; and

•

E-mail messages and attachments containing material non-public information should be treated with similar discretion (including encryption, if appropriate) and recipients should be made aware of the need to exercise similar discretion.

19. Protection and Proper Use of AllianceBernstein Assets

AllianceBernstein employees have a responsibility for safeguarding and making proper and efficient use of AllianceBernstein’s property. Every AllianceBernstein employee also has an obligation to protect AllianceBernstein’s property from loss, fraud, damage, misuse, theft, embezzlement or destruction. Acts of fraud, theft, loss, misuse, carelessness and waste of assets may have a direct impact on AllianceBernstein’s profitability. Any situations or incidents that could lead to the theft, loss, fraudulent or other misuse or waste of AllianceBernstein property should be reported to your supervisor or a representative of AllianceBernstein’s Human Resources or Legal and Compliance Department as soon as they come to an employee’s attention. Should an employee feel uncomfortable utilizing the normal channels, issues may be brought to the attention of the Company Ombudsman, who is an independent, informal and confidential resource for concerns about AllianceBernstein business matters that may implicate issues of ethics or questionable practices. Please see Section 25 for additional information on the Company Ombudsman.

20. Policy on Intellectual Property

(a) Overview

Ideas, inventions, discoveries and other forms of so-called “intellectual property” are becoming increasingly important to all businesses, including ours. Recently, financial services companies have been applying for and obtaining patents on their financial product offerings and “business methods” for both offensive and defensive purposes. For example, business method patents have been obtained for information processing systems, data gathering and processing systems, billing and collection systems, tax strategies, asset allocation strategies and various other financial systems and strategies. The primary goals of the AllianceBernstein policy on intellectual property are to preserve our ability to use our own proprietary business methods, protect our IP investments and reduce potential risks and liabilities.

(b) Employee Responsibilities

• New Products and Methods. Employees must maintain detailed records and all work papers related to the development of new products and methods in a safe and secure location.

• Trademarks. Clearance must be obtained from the Legal and Compliance Department before any new word, phrase or slogan, which we consider proprietary and in need of trademark protection, is adopted or used in any written materials. To obtain clearance, the proposed word, phrase or slogan and a brief description of the products or services for which it is intended to be used should be communicated to the Legal and Compliance Department sufficiently well in advance of any actual use in order to permit any necessary clearance investigation.

(c) Company Policies and Practices

• Ownership. Employees acknowledge that any discoveries, inventions, or improvements (collectively, “Inventions”) made or conceived by them in connection with, and during the course of, their employment belong, and automatically are assigned, to AllianceBernstein. AllianceBernstein can keep any such Inventions as trade secrets or include them in patent applications, and Employees will assist AllianceBernstein in doing so. Employees agree to take any action requested by AllianceBernstein, including the execution of appropriate agreements and forms of assignment, to evidence the ownership by AllianceBernstein of any such Invention.

• Use of Third Party Materials. In performing one’s work for, or on behalf of AllianceBernstein, Employees will not knowingly disclose or otherwise make available, or incorporate anything that is proprietary to a third party without obtaining appropriate permission.

• Potential Infringements. Any concern regarding copyright, trademark, or patent infringement should be immediately communicated to the Legal and Compliance Department. Questions of infringement by AllianceBernstein will be investigated and resolved as promptly as possible.

By certifying in accordance with Section 27 of this Code, the individual subject to this Code agrees to comply with AllianceBernstein’s policies and practices related to intellectual property as described in this Section 20.

21. Compliance Practices and Policies of Group Subsidiaries

AllianceBernstein is considered for most purposes to be a subsidiary of AXA, a French holding company doing business in more than more than 50 countries around the world, each of which has its own unique business, legal and regulatory environment. Various AXA Group companies, such as AllianceBernstein, have adopted their own compliance policies adapted to their specific businesses and to the specific legal, regulatory and ethical environments in the country or countries where they do business, which the AXA Group encourages for all its companies as a matter of “best practices.” The AXA Group has adopted a Compliance Guide, and AXA Financial has put forth a Policy Statement on Ethics, both of which are included on the Legal and Compliance Department intranet site. AllianceBernstein employees are subject to these AXA policy statements and should therefore be familiar with their requirements.

Importantly, all AXA Group employees are able to submit anonymously, any concerns they may have regarding accounting, internal control or auditing matters, including fraud, directly to the Chairman of AXA’s Audit Committee. The Chairman of AXA’s Audit Committee has a dedicated fax (+331 4500 3016) to receive these concerns from Group employees. See also Sections 24 and 25 for AllianceBernstein’s “whistleblower” protection and related reporting mechanisms.

22. Exceptions from the Code

In addition to the exceptions contained within the specific provisions of the Code, the General Counsel, Chief Compliance Officer (or his or her designee) may, in very limited circumstances, grant other exceptions under any Section of this Code on a case-by-case basis, under the following procedures:

          (a) Written Statement and Supporting Documentation

         The individual seeking the exception furnishes to the Chief Compliance Officer, as applicable:

(1) A written statement detailing the efforts made to comply with the requirement from which the individual seeks an exception;

(2) A written statement containing a representation and warranty that (i) compliance with the requirement would impose a severe undue hardship on the individual and (ii) the exception would not, in any manner or degree, harm or defraud a client, violate the general principles herein or compromise the individual’s or AllianceBernstein’s fiduciary duty to any client; and/or (3) Any supporting documentation that the Chief Compliance Officer may require.

          (b) Compliance Interview

The Chief Compliance Officer (or designee) will conduct an interview with the individual or take such other steps deemed appropriate in order to determine that granting the exception will not, in any manner or degree, harm or defraud a client, violate the general principles herein or compromise the individual’s or AllianceBernstein’s fiduciary duty to any client; and will maintain all written statements and supporting documentation, as well as documentation of the basis for granting the exception.

PLEASE NOTE: To the extent required by law or NYSE rule, any waiver or amendment of this Code for AllianceBernstein’s executive officers (including AllianceBernstein’s Chief Executive Officer, Chief Financial Officer, and Principal Accounting Officer) or directors shall be made at the discretion of the Board of AllianceBernstein Corporation and promptly disclosed to the unitholders of AllianceBernstein Holding pursuant to Section 303A.10 of the NYSE Exchange Listed Company Manual.

23. Regulatory Inquiries, Investigations and Litigation

          (a) Requests for Information

Governmental agencies and regulatory organizations may from time to time conduct surveys or make inquiries that request information about AllianceBernstein, its customers or others that generally would be considered confidential or proprietary.

All regulatory inquiries concerning AllianceBernstein are to be handled by the Chief Compliance Officer or General Counsel. Employees receiving such inquiries should refer such matters immediately to the Legal and Compliance Department.

          (b) Types of Inquiries

Regulatory inquiries may be received by mail, e-mail, telephone or personal visit. In the case of a personal visit, demand may be made for the immediate production or inspection of documents. While any telephone or personal inquiry should be handled in a courteous manner, the caller or visitor should be informed that responses to such requests are the responsibility of AllianceBernstein’s Legal and Compliance Department. Therefore, the visitor should be asked to wait briefly while a call is made to the Chief Compliance Officer or General Counsel for guidance on how to proceed. In the case of a telephone inquiry, the caller should be referred to the Chief Compliance Officer or General Counsel or informed that his/her call will be promptly returned. Letter or e-mail inquiries should be forwarded promptly to the Chief Compliance Officer or General Counsel, who will provide an appropriate response.

          (c) Responding to Information Requests

Under no circumstances should any documents or material be released without prior approval of the Chief Compliance Officer or General Counsel. Likewise, no employee should have substantive discussions with any regulatory personnel without prior consultation with either of these individuals. Note that this policy is standard industry practice and should not evoke adverse reaction from any experienced regulatory personnel. Even if an objection to such delay is made, the policy is fully within the law and no exceptions should be made.

          (d) Use of Outside Counsel

It is the responsibility of the Chief Compliance Officer or General Counsel to inform AllianceBernstein’s outside counsel in those instances deemed appropriate and necessary.

          (e) Regulatory Investigation

Any employee that is notified that they are the subject of a regulatory investigation, whether in connection with his or her activities at AllianceBernstein or at a previous employer, must immediately notify the Chief Compliance Officer or General Counsel.

          (f) Litigation

Any receipt of service or other notification of a pending or threatened action against the firm should be brought to the immediate attention of the General Counsel or Chief Compliance Officer. These individuals also should be informed of any instance in which an employee is sued in a matter involving his/her activities on behalf of AllianceBernstein. Notice also should be given to either of these individuals upon receipt of a subpoena for information from AllianceBernstein relating to any matter in litigation or receipt of a garnishment lien or judgment against the firm or any of its clients or employees. The General Counsel or Chief Compliance Officer will determine the appropriate response.

24. Compliance and Reporting of Misconduct / “Whistleblower” Protection

No Code can address all specific situations. Accordingly, each AllianceBernstein employee is responsible for applying the principles set forth in this Code in a responsible fashion and with the exercise of good judgment and common sense. Whenever uncertainty arises, an AllianceBernstein employee should seek guidance from an appropriate supervisor or a representative of Human Resources or the Legal and Compliance Department before proceeding.

All AllianceBernstein employees should promptly report any practices or actions the employee believes to be inappropriate or inconsistent with any provisions of this Code. In addition all employees must promptly report any actual violations of the Code to the General Counsel, Chief Compliance Officer or a designee. Any person reporting a violation in good faith will be protected against reprisals.

If you feel uncomfortable utilizing the formal channels, issues may be brought to the attention of the Company Ombudsman, who is an independent, informal and confidential resource for concerns about AllianceBernstein business matters that may implicate issues of ethics or questionable practices. Please see Section 25 for additional information on the Company Ombudsman. AllianceBernstein employees may also utilize the AXA Group’s anonymous reporting mechanism as detailed in Section 21.

25. Company Ombudsman

AllianceBernstein’s Company Ombudsman provides a neutral, confidential, informal and independent communications channel where any AllianceBernstein employee can obtain assistance in surfacing and resolving work-related issues. The primary purpose of the Ombudsman is to help AllianceBernstein:

• Safeguard its reputation and financial, human and other company assets;

• Maintain an ethical and fiduciary culture;

• Demonstrate and achieve its commitment to “doing the right thing;” and

•   Comply with relevant provisions of the Sarbanes-Oxley Act of 2002, the U.S. Sentencing Guidelines, as well as AllianceBernstein’s 2003 SEC Order, New York Stock Exchange Rule 303A.10 and other laws, regulations and policies.

The Ombudsman seeks to provide early warnings and to identify changes that will prevent malfeasance and workplace issues from becoming significant or recurring. The Ombudsman has a reporting relationship to the AllianceBernstein CEO, the Audit Committee of the Board of Directors of AllianceBernstein Corporation and independent directors of AllianceBernstein’s U.S. mutual fund boards.

Any type of work-related issue may be brought to the Ombudsman, including potential or actual financial malfeasance, security matters, inappropriate business practices, compliance issues, unethical behavior, violations of law, health and safety issues, and employee relations issues. The Ombudsman supplements, but does not replace existing formal channels such as Human Resources, Legal and Compliance, Internal Audit, Security and line management.

26. Sanctions

Upon learning of a violation of this Code, any member of the AllianceBernstein Group, with the advice of the General Counsel, Chief Compliance Officer and/or the AllianceBernstein Code of Ethics Oversight Committee, may impose such sanctions as such member deems appropriate, including, among other things, restitution, censure, suspension or termination of service. Persons subject to this Code who fail to comply with it may also be violating the U.S. federal securities laws or other federal, state or local laws within their particular jurisdictions.

27. Annual Certifications

Each person subject to this Code must certify at least annually to the Chief Compliance Officer that he or she has read and understands the Code, recognizes that he or she is subject hereto and has complied with its provisions and disclosed or reported all personal securities transactions and other items required to be disclosed or reported under the Code. The Chief Compliance Officer may require interim certifications for significant changes to the Code.

1 Due to the importance that AllianceBernstein places on promoting responsible personal trading, we have applied the definition of “access person,” as used in Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, and related requirements to all AllianceBernstein employees and officers. We have drafted special provisions for directors of AllianceBernstein who are not also employees of AllianceBernstein.

APPENDIX A

ALLIANCEBERNSTEIN L.P.
PERSONAL TRADING POLICIES AND PROCEDURES

1. Overview

          (a) Introduction

AllianceBernstein recognizes the importance to its employees of being able to manage and develop their own and their dependents’ financial resources through long-term investments and strategies. However, because of the potential conflicts of interest inherent in our business, our industry and AllianceBernstein have implemented certain standards and limitations designed to minimize these conflicts and help ensure that we focus on meeting our duties as a fiduciary for our clients. Employees should be aware that their ability to liquidate positions may be severely restricted under these policies, including during times of market volatility. Therefore, as a general matter, AllianceBernstein discourages personal investments by employees in individual securities and encourages personal investments in managed collective vehicles, such as mutual funds. AllianceBernstein senior management believes it is important for employees to align their own personal interests with the interests of our clients. Consequently, employees are encouraged to invest in the mutual fund products and services offered by AllianceBernstein, where available and appropriate.

          (b) Definitions

The following definitions apply for purposes of this Appendix A of the Code; however additional definitions are contained in the text itself.1

1.	“AllianceBernstein” means AllianceBernstein L.P., its subsidiaries and its joint venture entities.

2.

“Beneficial Ownership” is interpreted in the same manner as in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 (“Exchange Act”), Rule 16a-1 and the other rules and regulations thereunder and includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a Security. For example, an individual has an indirect pecuniary interest in any Security owned by the individual’s spouse.

Beneficial Ownership also includes, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, having or sharing “voting power” or “investment power,” as those terms are used in Section 13(d) of the Exchange Act and Rule 13d-3 thereunder.

3.	“Client” means any person or entity, including an investment company, for which AllianceBernstein serves as investment manager or adviser.

4.	“Chief Compliance Officer” refers to AllianceBernstein’s Chief Compliance Officer.

5.	“Code of Ethics Oversight Committee” refers to the committee of AllianceBernstein’s senior officers that is responsible for monitoring compliance with the Code.

6.	“Conflicts Officer” refers to AllianceBernstein’s Conflicts Officer, who reports to the Chief Compliance Officer.

7.	“Control” has the meaning set forth in Section 2(a)(9) of the 1940 Act.

8.

“Director” means any person who serves in the capacity of a director of AllianceBernstein Corporation. “Affiliated Director” means any Director who is not an Employee (as defined below) but who is an employee of an entity affiliated with AllianceBernstein. “Outside Director” means any Director who is neither an Employee (as defined below) nor an employee of an entity affiliated with AllianceBernstein.

9.

“Employee” refers to any person who is an employee or officer of AllianceBernstein, including part-time employees and consultants (acting in the capacity of a portfolio manager, trader or research analyst) under the Control of AllianceBernstein.

10.

“Initial Public Offering” means an offering of Securities registered under the Securities Act of 1933 (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act, as well as similar offerings of Securities issued outside the United States.

11.	“Investment Personnel” refers to:

a. Any Employee who acts in the capacity of a portfolio manager, research analyst or trader or any other capacity (such as an assistant to one of the foregoing) and in connection with his or her regular duties makes or participates in making, or is in a position to be aware of, recommendations regarding the purchase or sale of securities by a Client;

b. Any Employee who receives the AllianceBernstein Global Equity Review or has access to the AllianceBernstein Express Research database, or Research Wire;

c. Any Employees participating in (including passively listening to) “morning calls” for any of the managed account disciplines or broker-dealer subsidiaries;

d. Any other Employee designated as such by the Legal and Compliance Department; or

e. Any natural person who Controls AllianceBernstein and who obtains information concerning recommendations made to a Client regarding the purchase or sale of securities by the Client.

12.

“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Sections 4(2) or 4(6) thereof or pursuant to Rules 504, 505 or 506 under the 1933 Act, as well as similarly exempted offerings of Securities issued outside the United States. Investments in hedge funds are typically sold in a limited offering setting.

13.	“Ombudsman” means the Company Ombudsman of AllianceBernstein, or any of his/her staff members.

14.

“Personal Account” refers to any account (including, without limitation, a custody account, safekeeping account and an account maintained by an entity that may act in a brokerage or a principal capacity) in which Securities may be traded or custodied, and in which an Employee has any Beneficial Ownership, and any such account maintained by or for a financial dependent of an Employee. For example, this definition includes Personal Accounts of:

a. An Employee’s spouse/domestic partner (of same or opposite gender), including a legally separated or divorced spouse who is a financial dependent;

b. Financial dependents of an Employee, including both those residing with the Employee and those not residing with the Employee, such as financially dependent children away at college; and

c. Any person or entity for which the Employee acts as a fiduciary (e.g., acting as a Trustee) or who has given investment discretion to the Employee, other than accounts over which the employee has discretion as a result of his or her responsibilities at AllianceBernstein.

Personal Accounts include any account meeting the above definition even if the Employee has given discretion over the account to someone else.

15.	“Purchase or Sale of a Security” includes, among other transactions, the writing or purchase of an option to sell a Security and any short sale of a Security.

16.	“Security” has the meaning set forth in Section 2(a)(36) of the Investment Company Act and includes any derivative thereof, commodities, options or forward contracts, except that it shall not include:

a. Securities issued by the government of the United States;

[2] Defined as any client order on a Growth trading desk which has not been completely executed, as well as any “significant” open Value client orders, or Value “priority” purchases or sales, as those terms are defined by the applicable Value SBU CIO.

b. Short-term debt securities that are government securities within the meaning of Section 2(a)(16) of the Investment Company Act;

c. Shares issued by money market funds;

d. Shares issued by open-end mutual funds, other than Exchange-Traded Funds (“ETFs”) and mutual funds managed by AllianceBernstein; and

e. Bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments and such other instruments as may be designated from time to time by the Chief Compliance Officer.

IMPORTANT NOTE: Exchange-Traded Funds are covered under this definition of Security, and therefore are subject to the governing rules. (See exceptions in Sections 2(d)(ii), 2(e)(ii) and 2(f)(ii) of this Appendix.)

17.	A Security is “Being Considered for Purchase or Sale” when:

a. An AllianceBernstein Growth research analyst issues research information (including as part of the daily morning call) regarding initial coverage of, or changing a rating with respect to, a Security;

b. A portfolio manager has indicated (e.g., during the daily Growth morning call or identified as a Value priority purchase/sale, or otherwise) his or her intention to purchase or sell a Security; or

c. An open order2 in the Security exists on any buy-side trading desk.

This is not an exhaustive list. At the discretion of the Legal and Compliance Department, a Security may be deemed “Being Considered for Purchase or Sale” even if none of the above events have occurred, particularly if a portfolio manager is contemplating the purchase or sale of that Security, as evidenced by e-mails or the manager’s preparation of, or request for, research.

18.	“Security held or to be acquired or sold” means:

a. Any Security which, within the most recent 15 days (i) is or has been held by a Client in an AllianceBernstein-managed account or (ii) is being or has been considered by AllianceBernstein for purchase or sale for the Client; and

b. Any option to purchase or sell, and any Security convertible into or exchangeable for, a Security.

19. “StarCompliance Code of Ethics application” means the web-based application used to electronically pre-clear personal securities transactions and file many of the reports required herein. The application can be accessed via the AllianceBernstein network at: https://alliance.starcompliance.com.

3 These restrictions shall not apply to investments in mutual funds through professionally managed asset allocation programs; automatic reinvestment programs; automatic investments through 401(k) and similar retirement accounts; and any other non-volitional investment vehicles. These restrictions also do not apply to transactions in money market funds and other short duration funds used as checking accounts or for similar cash management purposes.

20. “Subsidiary” refers to entities with respect to which AllianceBernstein, directly or indirectly, through the ownership of voting securities, by contract or otherwise has the power to direct or cause the direction of management or policies of such entity.

2. Requirements and Restrictions – All Employees

The following are the details of the standards which must be observed:

         (a) General Standards

Employees have an obligation to conduct their personal investing activities and related Securities transactions lawfully and in a manner that avoids actual or potential conflicts between their own interests and the interests of AllianceBernstein and its clients. Employees must carefully consider the nature of their AllianceBernstein responsibilities - and the type of information that he or she might be deemed to possess in light of any particular securities transaction - before engaging in any investment-related activity or transaction.

i. Material Nonpublic Information: Employees in possession of material nonpublic information about or affecting Securities, or their issuer, are prohibited from buying or selling such Securities, or advising any other person to buy or sell such Securities. Similarly, they may not disclose such information to anyone without the permission of the General Counsel or Chief Compliance Officer. Please see the AllianceBernstein Insider Trading Policies, which can be found on the Legal and Compliance Department intranet site.

ii. Short-Term Trading: Employees are encouraged to adopt long-term investment strategies (see Section 2(f) for applicable holding period for individual securities). Similarly, purchases of shares of most mutual funds should be made for investment purposes. Employees are therefore prohibited from engaging in transactions in a mutual fund that are in violation of the fund’s prospectus, including any applicable short-term trading or market-timing prohibitions.

With respect to the AllianceBernstein funds, Employees are prohibited from short-term trading, and may not effect a purchase and redemption, regardless of size, in and out of the same mutual fund within any ninety (90) day period.3

iii. Personal Responsibility: It is the responsibility of each Employee to ensure that all Securities transactions in Personal Accounts are made in strict compliance with the restrictions and procedures in the Code and this Appendix A, and otherwise comply with all applicable legal and regulatory requirements.

4 Exceptions may apply in certain non-U.S. locations. Please consult with your local compliance officer.

5 Non-discretionary accounts at Sanford C. Bernstein & Co., LLC. may only be used for the following purposes:

(a) Custody of securities and related activities (such as receiving and delivering positions, corporate actions, and subscribing to offerings commonly handled by operations such as State of Israel bonds, etc.); (b) Transacting in US Treasury securities; and (c) Transacting in AllianceBernstein products outside of a private client relationship (such as hedge funds, AB and SCB mutual funds, and CollegeBoundfund accounts). All equity and fixed income (other than US Treasuries) transactions are prohibited.

iv. Affiliated Directors and Outside Directors: The personal trading restrictions of Appendix A of the Code do not apply to any Affiliated Director or Outside Director, provided that at the time of the transaction, he or she has no actual knowledge that the Security involved is “Being Considered for Purchase or Sale.” Affiliated Directors and Outside Directors, however, are subject to reporting requirements as described in Section 8 below.

          (b) Disclosure of Personal Accounts

All Employees must disclose their Personal Accounts to the Compliance Department (and take all necessary actions to close any accounts held with non-designated brokers, see next section). It is each Employee’s responsibility to ensure that the Compliance Department is appropriately notified of all accounts and to direct the broker to provide the Compliance Department with electronic and/or paper brokerage transaction confirmations and account statements (and verify that it has been done). Do not assume that the broker-dealer will automatically arrange for this information to be set up and forwarded correctly.

          (c) Designated Brokerage Accounts

Personal Accounts of an Employee that are maintained as brokerage accounts must be held only at the following approved designated broker-dealers (each a “Designated Broker”): 4

• Charles Schwab;

• Credit Suisse Securities - Private Banking USA Group

• E*TRADE Financial;

• Goldman, Sachs & Co. - Private Wealth Management (account minimums apply)

• Merrill Lynch; and/or

• Sanford C. Bernstein & Co., LLC5

Under limited circumstances, the Compliance Department may grant exceptions to this policy and approve the use of other broker-dealers or custodians (such as in the case of proprietary products that can only be held at specific firms). In addition, the Chief Compliance Officer may in the future modify this list.

6 For purposes of the pre-clearance requirement, all employees in the Value SBU are considered Investment Personnel, and are therefore required to have all of their trades pre-approved by the head of their respective departments (or a designee).

All Securities in which an Employee has any Beneficial Ownership must be held in Personal Accounts and maintained in accordance with the Designated Broker requirements described above (except that shares of open-end mutual funds may be held directly with the investment company). Additionally, Employees may effect Securities transactions only in Personal Accounts (or directly through a mutual fund’s transfer agent). In limited circumstances, the Chief Compliance Officer, or his designee, may grant an exception to these requirements (see Section 22 of the Code). This requirement applies to all types of Securities and personal Securities transactions including, for example, Securities issued in a Limited Offering or other direct investments.

          (d) Pre-Clearance Requirement

i. Subject to the exceptions specified below, an Employee may not purchase or sell, directly or indirectly, any Security in which the Employee has (or after such transaction would have) any Beneficial Ownership unless the Employee obtains the prior approval from the Compliance Department and, in the case of Investment Personnel, the head of the business unit (or a designated manager) in which the Employee works.6 Pre-clearance requests must be made on the date of the contemplated transaction, through the use of the appropriate Pre-Trade Authorization Form, which can be accessed via the StarCompliance Code of Ethics application at https://alliance.starcompliance.com/ and clicking on “File a PTAF.” These requests will document (a) the details of the proposed transaction and (b) representations as to compliance with the personal trading restrictions of this Code.

Pre-Clearance requests will be acted on by the Legal and Compliance Department (or by the automated pre-clearance system) only between the hours of 10:00 a.m. and 3:30 p.m. (New York time). The Legal and Compliance Department (including via its electronic pre-clearance utility) will review the request to determine if the proposed transaction complies with the Code, whether that security is restricted for AllianceBernstein personnel, and if appropriate, contact the appropriate supervisor (or a person designated by the supervisor) to determine whether the proposed transaction raises any potential conflicts of interest or other issues. The Compliance Department will communicate to the requesting Employee its approval or denial of the proposed transaction, either in writing (e-mail) or orally. In the U.S. and Canada, any approval given under this paragraph will remain in effect only until the end of the trading day on which the approval was granted. For employees in offices outside the U.S. and Canada, such approval will remain in effect for the following business day as well. Good-until-cancel limit orders are not permitted without daily requests for pre-clearance approval. Employees must wait for approval before placing the order with their broker.

The Legal and Compliance Department will maintain an electronic log of all pre-clearance requests and indicate the approval or denial of the request in the log.

7 Additional Securities may be exempted from the pre-clearance requirement if, in the opinion of the Chief Compliance Officer, no conflict of interest could arise from personal trades in such Security.

PLEASE NOTE: When a Security is Being Considered for Purchase or Sale for a Client (see Section 2(i) below) or is being purchased or sold for a Client following the approval on the same day of a personal trading request form for the same Security, the Legal and Compliance Department is authorized to cancel the personal order if (a) it has not been executed and the order exceeds a market value of $50,000 or (b) the Legal and Compliance Department determines, after consulting with the trading desk and the appropriate business unit head (if available), that the order, based on market conditions, liquidity and other relevant factors, could have an adverse impact on a Client or on a Client’s ability to purchase or sell the Security or other Securities of the issuer involved.

          ii. Exceptions: The pre-clearance requirements do not apply to7:

               a. Non-Volitional Transactions, including:

• Transactions in a Personal Account managed for an Employee on a discretionary basis by a third person or entity, when the Employee does not discuss any specific transactions for the account with the third-party manager;

• Any Security received as part of an Employee’s compensation (although any subsequent sales must be pre-cleared);

• Any Securities transaction effected in an Employee’s Personal Account pursuant to an automatic investment plan, which means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) a Personal Account in accordance with a predetermined schedule and allocation, and includes dividend reinvestment plans. Additional purchases and sales that are not automatic, however, are subject to the pre-clearance requirement.

The Legal and Compliance Department may request an Employee to certify as to the non-volitional nature of these transactions.

               b. Exercise of Pro Rata Issued Rights

Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of the issuer’s Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired. This exemption applies only to the exercise or sale of rights that are issued in connection with a specific upcoming public offering on a specified date, as opposed to rights acquired from the issuer (such as warrants or options), which may be exercised from time-to-time up until an expiration date. This exemption does not apply to the sale of stock acquired pursuant to the exercise of rights.

8 Note: Options on the ETFs included on this list are not exempt from the pre-clearance or volume requirements.

               c. Certain Exchange-Traded Funds (“ETFs”)

ETFs are covered under the Code’s definition of Security and therefore subject to all applicable Code rules and prohibitions. Investments in the following broad-based ETFs are not, however, subject to the pre-clearance provisions:8

– NASDAQ-100 Index Tracking (QQQQ)	– iShares Lehman 1-3 Yr Treas Bond (SHY)

– SPDR Trust (SPY)	– iShares MSCI Kokusai (TOK)

– DIAMONDS Trust, Series I (DIA)	– iShares MSCI Japan (EWJ)

– iShares S&P 500 Index Fund (IVV)	– iShares DAX (DAXEX)

– iShares Russell 1000 Growth (IWF)	– iShares DJ EuroStoxx 50 (EUE)

– iShares Russell 1000 Value (IWD)	– SPDR S&P/ASX 200 Fund (STW)

– iShares Russell 1000 Index (IWB)	– smartFONZ (FNZ)

– iShares MSCI EAFE (EFA)	– DAIWA ETF – TOPIX (1305)

– iShares MSCI Emerging Markets (EEM)	– NOMURA ETF – TOPIX (1306)

– iShares MSCI EAFE Growth (EFG)	– NIKKO ETF – TOPIX (1308)

– iShares MSCI EAFE Value (EFV)	– DAIWA ETF - NIKKEI 225 (1320)

– iShares FTSE 100 (ISF)	– NOMURA ETF - NIKKEI 225 (1321)

– iShares MSCI World (IWRD/IQQW)	– NIKKO ETF – 225 (1330)

– iShares Lehman 7-10 Yr Treas Bond (IEF)	– Tracker Fund of Hong Kong (2800)

– iShares CDN Composite Index Fund (XIC)	– iShares FTSE/Xinhua A50 China Tracker (2823)